Exhibit 99.1

For immediate distribution

DOLLARAMA REPORTS STRONG SALES AND

EARNINGS GROWTH TO CLOSE FISCAL YEAR 2010

MONTREAL, Quebec, April 8, 2010 – Dollarama Inc. (“Dollarama” or the “Corporation”) (TSX: DOL) reported significant increases in sales and net earnings today for the quarter and fiscal year periods ended January 31, 2010.

Financial and Operating Highlights

(All comparative figures below and in the “Financial Results” section that follows, are for the 13-week and 52-week periods ended January 31, 2010 compared to the 13-week and 52-week periods ended February 1, 2009. Throughout this news release, the term “Normalized” has been used to refer to financial results that have been adjusted to exclude certain non-recurring items and charges related to the Corporation’s initial public offering (“IPO”) in October 2009. For a full explanation of the Corporation’s use of the Non-GAAP measures, please refer to Note 1 of the Selected Consolidated Financial Information section of this news release.)

•	Sales increased 15.4% in the fourth quarter and 15.1% in the fiscal year
•	Comparable store sales grew 9.3% in the fourth quarter and 7.9% in the fiscal year
•	Gross margin increased to 35.3% of sales in the fiscal year from 33.5% of sales
•	Normalized EBITDA(1) for the fiscal year grew 25.2% to $191.9 million from $153.3 million
•	Diluted net earnings per share for the fourth quarter increased to $0.45 from $0.15
•	Diluted Normalized net earnings(1) per share increased to $1.81 in the fiscal year from a Normalized net loss(1) of $(0.32)
•	Net debt(4) declined to $424.3 million as of January 31, 2010

“We are extremely pleased with our strong fourth quarter results and the performance of the business in our first year of offering merchandise at select price points over one dollar,” said Larry Rossy, chief executive officer of Dollarama “Consumers continue to discover great values in our new assortment, and we are equally as excited to continue to expand our offering in this area. It is a strategy that has created significant value for our shareholders. I would like to commend our entire team for its efforts over the past year to ensure a seamless transition to our multiple price-point strategy and for enhancing the shopping experience of our loyal customers.”

Dollarama Inc.

Financial Results

Sales for the 13-week period ended January 31, 2010 increased 15.4% to $364.1 million from $315.5 million in the corresponding period in 2009. For the fiscal year ended January 31, 2010, sales grew 15.1% to $1,253.7 million from $1,089.0 million in the prior fiscal year.

Fourth quarter sales growth was driven by the opening of 39 net new stores during the fiscal year as well as a 9.3% increase in comparable store sales over the fourth quarter of last year. Comparable store sales growth consisted of a 3.3% increase in the number of transactions and a 5.8% increase in the average transaction size. During the fourth quarter, approximately 30% of sales were accounted for by merchandise offered at price points greater than $1.00, compared to 27% during the third quarter of fiscal year 2010.

Gross margin increased to 39.1% of sales in the fourth quarter compared to 33.8% of sales in the same period last year, due primarily to improved product margins, reduced shrink provision, and improved efficiencies in distribution and transportation costs. For fiscal year 2010, gross margin increased to 35.3% of sales as compared to 33.5% of sales for the prior fiscal year, driven by improved product margins associated with the conversion to our multiple price-point strategy and net productivity improvements in distribution and logistics costs. Gross margins for the quarter and for all prior periods have been recalculated following the reclassification of certain expenses between general, administrative and store operating expenses (“SG&A”) and cost of sales.

SG&A expenses in fiscal year 2010 increased to $264.8 million from $214.6 million for the prior fiscal year due to the opening of 39 net new stores and the incurrence of approximately $13.6 million of non-recurring and IPO-related charges in the current fiscal year. Excluding these non-recurring and IPO-related charges, Normalized SG&A (1) expenses increased to 20.0% of sales in fiscal year 2010 from 19.4% of sales in the prior fiscal year due primarily to increases in store wage rates and the full-year impact of central infrastructure costs added during the prior fiscal year.

Operating income for fiscal year 2010 increased to $153.4 million from $128.4 million for the prior fiscal year. Adjusted for the non-recurring and IPO-related SG&A expenses referenced above, Normalized earnings before interest and taxes (“EBIT”)(1), a non-GAAP measure of operating performance used by the Corporation, increased 27.0% to $167.0 million in fiscal year 2010 from $131.4 million in the prior fiscal year. Normalized EBIT(1) margin increased to 13.3% of sales in the current fiscal year from 12.1% of sales for the prior fiscal year driven by the increase in gross margin over the same period.

Interest expense on long-term debt decreased $7.8 million to $7.3 million in the fourth quarter of fiscal year 2010 from $15.1 million during the fourth quarter of the prior year due to the redemption of debt with cash on hand and the IPO proceeds raised in the third quarter of fiscal year 2010.

The Corporation recorded a foreign exchange loss on derivative financial instruments and long term debt of $5.5 million in the fourth quarter of fiscal year 2010 due primarily to the loss realized on foreign exchange contracts used to redeem a portion of the Corporation’s previously outstanding 8.875% senior subordinated notes and those used to make a cash interest payment on our U.S. dollar-denominated senior floating deferred interest notes. This $5.5 million foreign exchange loss compares to a foreign exchange loss on derivative financial instruments and long-term debt of $5.0 million recorded during the fourth quarter of fiscal year 2009 driven by the impact of the strengthening of the U.S. dollar relative to the Canadian dollar on our U.S. dollar-denominated senior floating deferred interest notes which were not hedged during that period.

Dollarama Inc.

For the fourth quarter of fiscal year 2010, Dollarama reported net earnings of $34.0 million or $0.45 per diluted share compared to $6.5 million or $0.15 per diluted share for the fourth quarter last year. Excluding the tax-adjusted non-recurring charges incurred in the fourth quarter of the previous fiscal year, Dollarama generated Normalized net earnings(1) of $7.0 million or $0.16 per diluted share for the fourth quarter last year whereas there were no non-recurring charges recorded in the fourth quarter of fiscal year 2010.

About Dollarama Inc.

In 1992, the Dollarama business was founded by our CEO, Larry Rossy, a third generation retailer. We are the leading dollar store operator in Canada with 603 locations across the country. Our stores provide customers with compelling value in convenient locations, including metropolitan areas, mid-sized cities and small towns. All stores are corporate-owned and provide customers with a consistent shopping experience. Each store offers a broad assortment of everyday consumer products, general merchandise and seasonal items. Products are sold in individual or multiple units at select fixed price points between $1.00 and $2.00, with the exception of select candy offered at $0.69.

Forward looking statements

Certain statements in this news release may contain forward-looking statements. Forward-looking statements, by their nature, are based on assumptions and are subject to important risks and uncertainties. Any forecasts or forward-looking predictions or statements cannot be relied upon due to, amongst other things, changing external events and general uncertainties of the business and its corporate structure. Many factors could cause our actual results, level of activity, performance or achievements or future events or developments to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: future increases in operating and merchandise costs, inability to refresh our merchandise as often as in the past, increase in the cost or a disruption in the flow of imported goods, disruption of distribution infrastructure, current adverse economic conditions, high level of indebtedness, inability to generate sufficient cash to service all the Corporation’s indebtedness, ability of the Corporation to incur additional indebtedness, significant operating restrictions imposed by our senior secured credit facility and our senior floating rate deferred interest notes indenture, interest rate risk associated with variable rate indebtedness, no guarantee that our strategy to introduce products between $1.00 and $2.00 will be successfully sustained, market acceptance of our private brands, inability to increase our warehouse and distribution center capacity in a timely manner, weather conditions or seasonal fluctuations, competition in the retail industry, dependence on ability to obtain competitive pricing and other terms from our suppliers, inability to renew store, warehouse and distribution center leases or find other locations on favourable terms, disruption in information technology systems, unsuccessful execution of our growth strategy, inability to achieve the anticipated growth in sales and operating income, inventory shrinkage, compliance with environmental regulations, failure to attract and retain qualified employees, departure of senior executives, fluctuation in the value of the Canadian dollar in relation to the U.S. dollar, litigation, product liability claims and product recalls, unexpected costs associated with our current insurance program, protection of

Dollarama Inc.

trademarks and other proprietary rights, natural disasters, risks associated with the protection of customers’ credit and debit card data, holding company structure, influence by existing shareholders, volatile market price for Common Shares, no current plans to pay cash dividends and future sales of Common Shares by our existing shareholders. The forward-looking statements contained in this discussion represent the Corporation’s expectations as of April 8, 2010, and are subject to change after such date. However, the Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.

For further information: Investors: Nicholas Nomicos, Interim Chief Financial Officer, (514) 737-1006 x1237, Laki.Nomicos@dollarama.com; Media: Paul de la Plante, NATIONAL Public Relations, (514) 843-2332

Dollarama Inc.

Selected Consolidated Financial Information

	13-Week Period Ended		52-Week Period Ended
(dollars in thousands, except per share amounts and number of shares)	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
Earnings Data
Sales	$364,100	$315,546	$1,253,706	$1,089,011
Cost of sales	221,652	208,940	810,624	724,157

Gross profit	142,448	106,606	443,082	364,854
Expenses:
General, administrative and store operating expenses	74,902	60,471	264,784	214,596
Amortization	6,576	5,980	24,919	21,818

Total expenses	81,478	66,451	289,703	236,414

Operating income	60,970	40,155	153,379	128,440
Interest expense on long-term debt	7,277	15,090	62,343	61,192
Interest expense on amounts due to shareholders	—	6,769	19,866	25,709
Foreign exchange loss (gain) on derivative financial instruments and long-term debt	5,511	5,007	(31,108)	44,793

Earnings (loss) before income taxes	48,182	13,289	102,278	(3,254)
Provision for income taxes	14,172	6,761	29,415	12,250

Net earnings (loss)	$34,010	$6,528	$72,863	$(15,504)

Basic net earnings (loss) per common share	$0.47	$0.15	$1.41	$(0.36)
Diluted net earnings (loss) per common share	$0.45	$0.15	$1.37	$(0.36)
Weighted average number of basic common shares outstanding during the period (in thousands)	72,692	42,576	51,511	42,576
Weighted average number of diluted common shares outstanding during the period (in thousands)	75,191	43,201	53,049	42,576

Balance Sheet Data(2)
Cash and cash equivalents	$93,057	$66,218
Merchandise inventories	234,684	249,644
Property and equipment	138,214	129,878
Total assets	1,322,237	1,363,038
Total debt(3)	517,399	804,988
Net debt(4)	424,342	738,770

Other Data
Year-over-year sales growth	15.4%	12.1%	15.1%	12.0%
Comparable store sales growth(5)	9.3%	4.8%	7.9%	3.4%
Gross margin(6)	39.1%	33.8%	35.3%	33.5%
Normalized SG&A as a % of sales(1)(7)	20.6%	18.9%	20.0%	19.4%
Normalized EBITDA(1)	$67,546	$46,885	$191,883	$153,258
Normalized EBIT(1)	$60,970	$40,905	$166,964	$131,440
Normalized EBIT margin(1)(7)	16.7%	13.0%	13.3%	12.1%
Normalized net earnings (loss)(1)	$34,010	$7,040	$95,903	$(13,457)
Capital expenditures	$9,844	$14,557	$33,772	$40,502
Number of stores(2)	603	564	603	564
Average store size (gross square feet)(2)	9,806	9,760	9,806	9,760

Dollarama Inc.

(1)

In this document, we refer to Normalized EBIT, Normalized EBITDA, Normalized SG&A and Normalized net earnings (loss), collectively referred to as the “Non-GAAP measures”. Normalized EBIT represents operating income, in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges. Normalized EBITDA represents Normalized EBIT plus amortization. Normalized SG&A represents General, administrative and store operating expenses (“SG&A”), in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges. Normalized net earnings (loss) represents net earnings (loss), in accordance with Canadian GAAP, adjusted for non-recurring and IPO-related charges, net of tax impacts.

We have included Non-GAAP measures to provide investors with supplemental measures of our operating and financial performance. We believe Non-GAAP measures are important supplemental metrics of operating and financial performance because they eliminate items that have less bearing on our operating and financial performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on Canadian GAAP measures. We also believe that securities analysts, investors and other interested parties frequently use Non-GAAP measures in the evaluation of issuers, many of which present Non-GAAP measures when reporting their results. Our management also uses Non-GAAP measures in order to facilitate operating and financial performance comparisons from period to period, to prepare annual budgets, and to assess our ability to meet our future debt service, capital expenditure, and working capital requirements, as well as our ability to pay dividends on our capital stock. Non-GAAP measures are not presentations made in accordance with Canadian GAAP. For example, certain or all of the Non-GAAP measures do not reflect: (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt; and (d) income tax payments that represent a reduction in cash available to us. Although we consider the items excluded in the calculation of Non-GAAP measures to be non-recurring and less relevant to evaluate our performance, some of these items may continue to take place and accordingly may reduce the cash available to us.

We believe that the presentation of the Non-GAAP measures described above is appropriate. However, these Non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under Canadian GAAP. Because of these limitations, we primarily rely on our results as reported in accordance with Canadian GAAP and use the Non-GAAP measures only as a supplement. In addition, because other companies may calculate Non-GAAP measures differently than we do, they may not be comparable to similarly-titled measures reported by other companies.

	13-Week Period Ended		52-Week Period Ended
(dollars in thousands)	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
A reconciliation of operating income to Normalized EBIT is included below:

Operating income	$60,970	$40,155	$153,379	$128,440
Add: non-recurring and IPO-related charges:
Management fees(a)(b)	—	750	2,250	3,000
Fee paid in connection with the termination of the management agreement(b)	—	—	5,000	—
IPO related stock compensation expense(c)	—	—	4,852	—
Severance(d)	—	—	1,483	—

Non-recurring and IPO-related charges	—	750	13,585	3,000

Normalized EBIT	$60,970	$40,905	$166,964	$131,440

Normalized EBIT margin	16.7%	13.0%	13.3%	12.1%

A reconciliation of Normalized EBIT to Normalized EBITDA is included below:

Normalized EBIT	$60,970	$40,905	$166,964	$131,440
Add: Amortization	6,576	5,980	24,919	21,818

Normalized EBITDA	$67,546	$46,885	$191,883	$153,258

Dollarama Inc.

	13-Week Period Ended		52-Week Period Ended
(dollars in thousands, except per share amounts)	January 31, 2010	February 1, 2009	January 31, 2010	February 1, 2009
A reconciliation of SG&A to Normalized SG&A is included below:

SG&A	$74,902	$60,471	$264,784	$214,596
Deduct: non-recurring and IPO-related charges(a)(b)(c)(d)	—	(750)	(13,585)	(3,000)

Normalized SG&A	$74,902	$59,721	$251,199	$211,596

Normalized SG&A as a % of sales	20.6%	18.9%	20.0%	19.4%

A reconciliation of net earnings (loss) to Normalized net earnings (loss) is included below:

Net earnings (loss)	$34,010	$6,528	$72,863	$(15,504)
Diluted net earnings (loss) per common share	$0.45	$0.15	$1.37	$(0.36)

Add/(deduct) pre-tax:
Management fees(a)	—	750	2,250	3,000
Fee paid in connection with the termination of the management agreement(b)	—	—	5,000	—
Stock-comp expense triggered by the IPO(c)	—	—	4,852	—
Severance(d)	—	—	1,483	—
Write-off of debt issue costs(e)	—	—	3,814	—
Debt repayment premium and expenses(f)	—	—	10,006	—
Tax impact	—	(238)	(4,365)	(953)

Normalized net earnings (loss)	$34,010	$7,040	$95,903	$(13,457)

Diluted Normalized net earnings (loss) per common share	$0.45	$0.16	$1.81	$(0.32)

(a)	Reflects the management fees incurred and paid or payable to Bain Capital, excluding out of pocket expenses.
(b)	The management agreement was terminated concurrent with the IPO.
(c)	Reflects the stock compensation expense related to performance vesting clauses that were triggered by our IPO.
(d)	Represents the elimination of severance.
(e)	Write-off of debt issue costs associated with the debt redeemed with our IPO proceeds.
(f)	Call premium, prepayment expenses and other fees associated with the redemption of our 8.875% senior subordinated notes in November 2009.
(2)	At the end of the period
(3)	Total debt is comprised of current portion of long-term debt, long-term debt before debt issue costs and discounts, and derivative financial instruments related to long-term debt.
(4)	Net debt is defined as total debt (see note 3) minus cash and cash equivalents.
(5)	Comparable store means a store open for at least 13 complete months relative to the same period in the prior year, including relocated stores and expanded stores.
(6)	Gross margin represents gross profit as a % of sales.
(7)	Normalized EBIT margin represents Normalized EBIT (see note 1) divided by sales. Normalized SG&A as a % of sales represents Normalized SG&A (see note 1) divided by sales.